Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
1350 Euclid Ave., Suite 800
Cleveland, OH 44115-1877
www.cohenfund.com
216.649.1700
216.579.0111 *fax*

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 14, 2013, on the financial statements of JNF Equity Portfolio and JNF Balanced Portfolio, each a series of the Northern Lights Variable Trust as of December 31, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Northern Lights Variable Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 15, 2013